Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUANTERIX CORPORATION

Quanterix Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 25, 2007 under the name “Digital Genomics, Inc.”  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 18, 2016.  Thereafter, a Certificate of Amendment was filed with the Secretary of State of Delaware on March 31, 2017.

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the Corporation.

THIRD:  The Amended and Restated Certificate further amends the Restated Certificate of Incorporation filed on March 18, 2016, as amended.

FOURTH:  The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

FIFTH:  Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this 2nd day of June, 2017.

By:	/s/ Kevin Hrusovsky
Kevin Hrusovsky, President

EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUANTERIX CORPORATION

ARTICLE I

The name of the Corporation is Quanterix Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred nineteen million one hundred twenty-nine thousand three hundred fifty-one (119,129,351) of which (i) forty-seven million fifteen thousand four hundred forty-nine (47,015,449) shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) seventy-two million one hundred thirteen thousand nine hundred two (72,113,902) shares shall be common stock, par value $0.001 per share (the “Common Stock”).  The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.                                    PREFERRED STOCK

1.                                      Designation.  A total of three million nine hundred seventy-two thousand four hundred fifteen (3,972,415) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”).  A total of ten million four hundred ninety-two thousand twenty-seven (10,492,027) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-2 Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock” and collectively with the Series A-1 Preferred Stock, the “Series A Preferred Stock”).  A total of two million (2,000,000) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”).  A total of six million one hundred eighty-six thousand five hundred ninety-four (6,186,594) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).  A total of nine million two hundred forty-seven thousand eighty-nine (9,247,089) shares of the Corporation’s Preferred Stock shall be designated as Series C Preferred Stock, par value $0.001 per shares (the “Series C Preferred Stock”).  A total of five hundred forty-four thousand three hundred thirty-two (544,332) shares of the Corporation’s Preferred Stock shall be designated as Series C-1 Preferred Stock, par value $0.001 per share (the “Series C-1 Preferred Stock” and together with the Series C Preferred Stock, the “Series C/C-1 Preferred Stock”).  A total of twelve million four hundred fifty-nine thousand ninety (12,459,090) shares of the Corporation’s Preferred Stock shall be designated as Series D Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”).  A total of two million one hundred thirteen thousand nine hundred two (2,113,902) shares of the Corporation’s Preferred Stock shall be designated as Series D-1 Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred Stock” and together with the Series D Preferred Stock, the “Series D/D-1 Preferred Stock”).  Collectively, the Series A Preferred Stock, the Series A-3 Preferred Stock, the Series B Preferred Stock, the Series C/C-1 Preferred Stock, and the Series D/D-1 Preferred Stock shall be referred to herein as the “Preferred Stock.”

2.                                      Voting.

(a)                                 Election of Directors.

(i)                                     The holders of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall, voting together as a single class, be entitled to elect three (3) Directors of the Corporation (the “Preferred Directors”).  Except as provided in clause (iv) below in this Section A.2(a)(i), Preferred Directors shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock and each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock and each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.  The election of Preferred Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series A Preferred Stock and holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.  If at any time when any share of Series A Preferred Stock or Series B Preferred Stock is outstanding any Preferred Director should cease to be a Preferred Director for any reason, the vacancy shall only be filled by the vote or written consent of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation (excluding the Series C Director, as defined herein) together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock and

Series B Preferred Stock entitled to the number of votes specified in Section A.2(b) hereof.  The holders of outstanding shares of Series A Preferred Stock and Series B Preferred Stock may, in their sole discretion, determine not to elect one or more Preferred Directors as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(ii)                                  The holders of outstanding shares of Series C Preferred Stock shall, voting together as a single class, be entitled to elect one (1) Director (the “Series C Director”).  Except as provided in clause (iv) below of this Section A.2(a)(ii), the Series C Director shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Series C Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series C Preferred Stock held by such holder) of the outstanding shares of Series C Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.  The election of the Series C Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Series C Preferred Stock called by holders of not less than a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class or (iv) by the written consent of holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.  If at any time when any share of Series C Preferred Stock is outstanding the Series C Director should cease to be the Series C Director for any reason, the vacancy shall only be filled by the vote or written consent of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Series C Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation (excluding the Preferred Directors) together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class on an as-converted to Common Stock basis, with each outstanding share of Series C Preferred Stock entitled to the number of votes specified in Section A.2(b) hereof.  The holders of outstanding shares of Series C Preferred Stock may, in their sole discretion, determine not to elect a Series C Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(iii)                               The holders of outstanding shares of Voting Preferred Stock (as defined below) shall, voting together as a single class, be entitled to elect one (1) Director (the “Voting Preferred Director”).  Except as provided in clause (iv) below of this Section A.2(a)(iii), the Voting Preferred Director shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder of Voting Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Voting Preferred Stock held by such holder) of the outstanding shares of Voting Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect.  The election of the Voting Preferred Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Voting Preferred Stock called by holders of not less than a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class or (iv) by the written consent of holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class.  If at any time when any share of Voting Preferred Stock is outstanding the Voting Preferred Director should cease to be the Voting Preferred Director for any reason, the vacancy shall only be filled by the vote or written consent of a majority of the outstanding shares of Voting Preferred Stock, voting as a single class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Voting Preferred Stock may, in their sole discretion, determine not to elect a Voting Preferred Director as provided herein from time to time, and during any such period the Board of Directors shall not be deemed unduly constituted solely as a result of such vacancy.

(b)                                 Voting Generally.  Each outstanding share of Series D/D-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-3 Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock (the “Voting Preferred Stock”) shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Voting Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable.  Each holder of outstanding shares of Voting Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class on an as-converted to Common Stock basis, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law.  The holders of at least sixty percent (60%) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D/D-1 Preferred Stock, voting as a single class on an as-converted to Common Stock basis, shall be referred to hereafter as the “Preferred Majority.”  Except as otherwise required by applicable law, shares of the Series C-1 Preferred Stock shall have no voting rights of any kind.

3.                                      Dividends.

(a)                                 The holders of shares of Series D-1 Preferred Stock shall be entitled to receive, non-cumulative dividends at the rate of $0.3217 per share of Series D-1 Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share of Series D-1 Preferred Stock, which dividends shall be payable when, as and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such dividends otherwise.  The holders of shares of Series D Preferred Stock shall be entitled to receive, non-cumulative dividends at the rate of $0.2936 per share of Series D Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share of Series D Preferred Stock, which dividends shall be payable when, as and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such dividends otherwise.  The holders of shares of Series C/C-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends at the rate of $0.2664 per share of Series C/C-1 Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share of Series C/C-1 Preferred Stock, which dividends shall accrue daily in arrears and shall not be compounding, whether or not such dividends are declared by the Board of Directors or paid.  Such dividends shall only be paid out of funds legally available.  The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends at the rate of $0.16 per share of Series B Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share of Series B Preferred Stock, which dividends shall accrue daily in arrears and shall not be compounding, whether or not such dividends are declared by the Board of Directors or paid.  Such dividends shall only be paid out of funds legally available.  The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends at the rate of $0.08 per share of Series A Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share of Series A-1 Preferred Stock and Series A-2 Preferred Stock, which dividends shall accrue daily in arrears and shall not be compounding, whether or not such dividends are declared by the Board of Directors or paid.  Such dividends shall only be paid out of funds legally available.  The holders of Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock shall be entitled, pari passu, to receive the foregoing dividends, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock or the Series A-3 Preferred Stock, when, as and if declared by the Board of Directors. Such dividends, if declared, must be declared and paid with respect to the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock contemporaneously, and if less than full dividends are declared, the same percentage of the dividend rate shall be payable to each series of Preferred Stock. After the foregoing dividends on the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as converted to Common Stock basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends.  For the avoidance of doubt, the holders of Series A-3 Preferred Stock shall only be entitled to dividends as set forth in the preceding sentence.

4.                                      Liquidation:  Merger, etc.

(a)                                 Series D/D-1 Liquidation Preference.  Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Series D/D-1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis and before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series D/D-1 Preferred Stock, (i) for the Series D Preferred Stock, an amount per share of Series D Preferred Stock equal to (1) $3.67 (the “Series D Original Issue Price”) plus (2) an amount equal to all declared but unpaid dividends on such share of Series D Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series D Preference Amount”) and (ii) for the Series D-1 Preferred Stock, an amount per share of Series D-1 Preferred Stock equal to (1) $4.021 (the “Series D-1 Original Issue Price”) plus (2) an amount equal to all declared but unpaid dividends on such share of Series D-1 Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series D-1 Preference Amount” and together with the Series D Preference Amount, the “Series D/D-1 Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series D/D-1 Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series D/D-1 Preference Amount due to such holders, such holders of Series D/D-1 Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled under this Section A.4(a).

(b)                                 Series C/C-1 and Series B Liquidation Preference.  Upon a Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series D/D-1 Preferred Stock as set forth in Section A.4(a) above, each holder of outstanding shares of Series C/C-1 Preferred Stock and each holder of outstanding shares of Series B Preferred Stock (the Series C/C-1 Preferred Stock and the Series B Preferred Stock together the “Series C/B Preferred Stock”) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, on a pari passu basis and before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series C/B Preferred Stock, (i) for the Series C-1 Preferred Stock, an amount per share of Series C-1 Preferred Stock equal to (1) $3.3299 (the “Series C-1 Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series C-1 Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series C-1 Preference Amount”), (ii) for the Series C Preferred Stock, an amount per share of Series C Preferred Stock equal to (1) $3.3299 (the “Series C Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series C Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series C Preference Amount”), or (iii) for the Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to (1) $2.00 (the “Series B Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series B Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series B Preference Amount” and together with the Series C-1 Preference Amount and the Series C Preference Amount, the “C/B Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series C/B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate C/B Preference Amount due to such holders, such holders of Series C/B Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled under this Section A.4(b).

(c)                                  Series A Liquidation Preference.  Upon any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series D/D-1 Preferred Stock and holders of shares of Series C/B Preferred Stock as set forth in Section A.4(a) and Section A.4(b), respectively, above, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A

Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, “Junior Stock”), an amount per share of Series A Preferred Stock equal to (i) $1.0416667 (the “Series A Original Issue Price”) plus (ii) an amount equal to all accrued or declared but unpaid dividends on such share of Series A Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series A Preference Amount”).

(d)                                 Series A-3 Liquidation Preference.  Upon any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series D/D-1 Preferred Stock and Series C/B Preferred Stock as set forth in Section A.4(a) and Section A.4(b), respectively, above, each holder of outstanding shares of Series A-3 Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any amount shall be paid or distributed to the holders of Junior Stock an amount per share of Series A-3 Preferred Stock equal to (i) $2.00 (the “Series A-3 Original Issue Price”) plus (ii) an amount equal to all declared but unpaid dividends on such share of Series A-3 Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Series A-3 Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock and Series A-3 Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount or Series A-3 Preference Amount, as applicable, due to such holders, such holders of Series A Preferred Stock and Series A-3 Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled under Section A.4(c) and this Section A.4(d).  After the prior payment in full of the Series A Preference Amount and the Series A-3 Preference Amount, as applicable, in connection with a Liquidation Event, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Junior Stock then outstanding.

(e)                                  Alternative Liquidation Payment.  Notwithstanding Sections A.4(a), A.4(b), A.4(c) and A.4(d), if, upon such Liquidation Event, the holders of outstanding shares of any series of Preferred Stock would receive more than the aggregate amount to be received under Section A.4(a), Section A.4(b), Section A.4(c) or Section A.4(d) above, as applicable, in the event all of their shares of such series of Preferred Stock were converted into shares of Common Stock pursuant to the provisions of Section A.6(a) hereof immediately prior to such Liquidation Event and such shares of Common Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of such series of Preferred Stock in connection with such Liquidation Event shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, in lieu of the payments described in Section A.4(a), Section A.4(b), Section A.4(c) and Section A.4(d), an amount per share of such series of Preferred Stock, as applicable, equal to such amount as would have been payable in respect of each share of Common Stock (including any fraction thereof) issuable upon conversion of such share of such series of Preferred Stock, as applicable, had such share of such series of Preferred Stock, as applicable, been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Section A.6 hereof.

(f)                                   Amount Payable in Mergers, etc.  Subject to this Section A.4(f), unless a Preferred Majority elect otherwise, the following events shall be treated as if a

Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation) (a “Change of Control Transaction”) or (ii) any sale of all or substantially all of the assets of the Corporation.  Unless such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Section A.4(a), Section A.4(b), Section A.4(c), Section A.4(d) and Section A.4(e) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or asset sale, as if such transaction were a Liquidation Event.  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(f), including, without limitation, (i) in the case of a Change of Control Transaction, causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Section A.4(a), Section A.4(b), Section A.4(c), Section A.4(d) and Section A.4(e) above, or (ii) in the case of an asset sale, redeeming the shares of Preferred Stock for cash in accordance with the preferences and priorities set forth in Section A.4(a), Section A.4(b), Section A.4(c), Section A.4(d) and Section A.4(e) above.  The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control Transaction or asset sale, and the value of the assets of the Corporation as may reasonably be requested by the Preferred Majority.  The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.  If any portion of the consideration payable to the holders of Preferred Stock is payable only upon satisfaction of contingencies (the “Additional Consideration”): (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.4(a), Section A.4(b), Section A.4(c), Section A.4(d) and Section A.4(e) above as if the Initial Consideration were the only consideration payable in connection with such event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.4(a), Section A.4(b), Section A.4(c), Section A.4(d) and Section A.4(e) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section A.4(f), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such event shall be deemed to be Additional Consideration.  Any election by a Preferred Majority pursuant to the first sentence of this Section A.4(f) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction.

(g)                                  Valuation of Securities or Other Non-Cash Consideration.  For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Preferred Stock, as applicable, in connection with any transaction to which this Section A.4 is applicable, the following shall apply:

(i)                                     If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii)                                  If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii)                               If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors (including the Preferred Directors and Series C Director), provided that, if a Preferred Majority objects to such valuation, the valuation shall be determined by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

5.                                      Redemption.

(a)                                 Optional Redemption; Redemption Date.

(i)                                     At any time on or after June 2, 2020, the holders of each of (i) a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class, and (ii) a majority of the outstanding shares of Series D-1 Preferred Stock, voting as a separate class (the “Requisite D-1 Holders”), may elect to have all (but not less than all) of the outstanding shares of Series D/D-1 Preferred Stock redeemed.  In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series D/D-1 Preferred Stock out of funds legally available therefor, for an amount equal to the aggregate Series D Redemption Price or Series D-1 Redemption Price, as applicable, specified in Section A.5(b).  Any such election pursuant to this Section A.5(a)(i) shall be made by written notice to the Corporation and the other holders of Series D/D-1 Preferred Stock at least fifteen (15) days prior to the elected redemption date (the “Series D/D-1 Redemption Date”).  Upon such election, all holders of Series D/D-1 Preferred Stock shall be deemed to have elected to have their shares of Series D/D-1 Preferred Stock redeemed pursuant to this Section A.5(a)(i) and such election shall bind all holders of Series D/D-1 Preferred Stock.  Notwithstanding anything to the contrary contained herein, each holder of shares of Series D/D-1 Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a)(i) with respect to the shares of Series D/D-1 Preferred Stock held by such holder.

(ii)                                  At any time on or after the redemption in full of all shares of Series D/D-1 Preferred Stock, a Preferred Majority may elect to have all (but not less than all) of the outstanding shares of Series C/B Preferred Stock redeemed.  In such event, the

Corporation shall redeem all (but not less than all) of the outstanding shares of Series C/B Preferred Stock out of funds legally available therefor, for an amount equal to the aggregate Series C-1 Redemption Price, the Series C Redemption Price or the Series B Redemption Price, as applicable, specified in Section A.5(b).  Any election by a Preferred Majority pursuant to this Section A.5(a)(ii) shall be made by written notice to the Corporation and the other holders of Series C/B Preferred Stock at least fifteen (15) days prior to the elected redemption date (the “C/B Redemption Date”).  Upon such election, all holders of Series C/B Preferred Stock shall be deemed to have elected to have their shares of Series C/B Preferred Stock redeemed pursuant to this Section A.5(a)(ii) and such election shall bind all holders of Series C/B Preferred Stock.  Notwithstanding anything to the contrary contained herein, each holder of shares of Series C/B Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a)(ii) with respect to the shares of Series C/B Preferred Stock held by such holder.

(iii)                               At any time following the redemption in full of all shares of Series D/D-1 Preferred Stock and the redemption in full of all shares of Series C/B Preferred Stock subject to a redemption request, a Preferred Majority may elect to have all (but not less than all) of the outstanding shares of Series A Preferred Stock redeemed.  In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock out of funds legally available therefor, for an amount equal to the aggregate Series A Redemption Price specified in Section A.5(b).  Any election by a Preferred Majority pursuant to this Section A.5(a)(iii) shall be made by written notice to the Corporation and the other holders of Series A Preferred Stock at least fifteen (15) days prior to the elected redemption date (the “Series A Redemption Date”).  Upon such election, all holders of Series A Preferred Stock shall be deemed to have elected to have their shares of Series A Preferred Stock redeemed pursuant to this Section A.5(a)(iii) and such election shall bind all holders of Series A Preferred Stock.  Notwithstanding anything to the contrary contained herein, each holder of shares of Series A Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a)(iii) with respect to the shares of Series A Preferred Stock held by such holder.  For the avoidance of doubt, the holders of Series A-3 Preferred Stock shall not have the right to have their shares of Series A-3 Preferred Stock redeemed except as otherwise set forth herein.

(b)                                 Redemption Price.  The price for each share of Series D-1 Preferred Stock redeemed pursuant to this Section A.5 shall be the greater of (i) the fair market value of the Common Stock into which the Series D-1 Preferred Stock is then convertible as agreed between the Corporation and the Requisite D-1 Holders, or if no agreement is reached, the value established by a third-party appraiser mutually acceptable to the Corporation and the Requisite D-1 Holders, or (ii) the Series D-1 Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series D-1 Redemption Price”); the price for each share of Series D Preferred Stock redeemed pursuant to this Section A.5 shall be the greater of (i) the fair market value of the Common Stock into which the Series D Preferred Stock is then convertible as agreed between the Corporation and the holders of a majority of the outstanding shares of Series D Preferred Stock, or if no agreement is reached, the value established by a third-party appraiser mutually acceptable to the Corporation and the holders of a majority of the outstanding shares of Series D Preferred Stock, or (ii) the Series D Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series D Redemption Price”); the price for each share of Series C-1 Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to the Series C-1 Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series C-1 Redemption Price”); the price for each share of Series C Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to the Series C Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series C Redemption Price”); the price for each share of Series B Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to the Series B Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series B Redemption Price”); and the price for each share of Series A Preferred Stock redeemed pursuant to this Section A.5 shall be an amount equal to the Series A Preference Amount (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Series A Redemption Price”).  The aggregate Series D-1 Redemption Price, aggregate Series D Redemption Price, aggregate Series C-1 Redemption Price, aggregate Series C Redemption Price, aggregate Series B Redemption Price and aggregate Series A Redemption Price, as applicable, shall be payable in cash in immediately available funds to the respective holders of the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C-1 Preferred Stock, the Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock, as applicable, in three (3) equal annual installments (each an “Installment Payment”) beginning on the Series D/D-1 Redemption Date, C/B Redemption Date and Series A Redemption Date, as applicable (the “Installment Method”).  Each date on which an installment is due is referred to as an “Installment Date.”  In the event of a default by the Corporation in redeeming any shares of Series D/D-1 Preferred Stock when required, all unpaid amounts shall accrue interest at a rate of twelve percent (12%) annually.  All unpaid Installment Payments in respect of the Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall accrue interest at a rate of eight percent (8%) annually.  The amount payable on each Installment Date shall be the applicable Installment Payment plus all accrued interest thereon.

(c)                                  Insufficient Funds.  If the funds of the Corporation legally available to redeem shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock on the Series D/D-1 Redemption Date, C/B Redemption Date or Series A Redemption Date, as applicable (or on the due date of any payment due under the Installment Method), are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full, provided, however, that in such event, no shares of Series A Preferred Stock shall be redeemed unless and until all shares of Series D/D-1 Preferred Stock and Series C/B Preferred Stock have been redeemed in full and no shares of Series C/B Preferred Stock shall be redeemed unless and until all shares of Series D/D-1 Preferred Stock have been redeemed in full.  At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock, as applicable, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation became obligated to redeem on the Series D/D-1 Redemption Date, C/B Redemption Date and Series A Redemption Date (but which it has not yet redeemed), as applicable, at such Series D-1 Redemption Price, Series D Redemption Price, Series C-1 Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A Redemption Price, as applicable.

(d)                                 Dividend After Redemption Date.  In the event that shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.3 until the date on which the Corporation actually redeems such shares.

(e)                                  Surrender of Certificates.  Each holder of shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series D/D-1 Preferred Stock, Series C/B Preferred Stock and Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series D-1 Redemption Price, Series D Redemption Price, Series C-1 Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series D-1 Redemption Price, Series D Redemption Price, Series C-1 Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A Redemption Price, as applicable, that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series D/D-1 Preferred Stock, Series C/B Preferred Stock or Series A Preferred Stock, as applicable, not so redeemed.

6.                                      Conversion.  Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a)                                 Voluntary Conversion.  The holders of shares of Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares of Preferred Stock as follows:

(i)                                     Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series D-1 Original Issue Price, the Series D Original Issue Price, the Series C-1 Original Issue Price, Series C Original Issue Price, Series B Original Issue Price, Series A Original Issue Price or Series A-3 Original Issue Price, as applicable, by (B) the applicable Conversion Price (as defined below) at the time in effect for such Preferred Stock (such quotient, the applicable “Conversion Rate”).  The initial “Conversion Price” per share for shares of Series D-1 Preferred Stock shall be the Series D-1 Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series D Preferred Stock shall be the Series D Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series C-1 Preferred Stock shall be the Series C-1 Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series C Preferred Stock shall be the Series C Original Issue Price, subject to adjustment as set forth in Section A.7; the initial “Conversion Price” per share for shares of Series B Preferred Stock shall be the Series B Original Issue Price, subject to adjustment as set forth in Section A.7; and the initial “Conversion Price” per share for shares of Series A Preferred Stock shall be the Series A Original Issue Price, subject to adjustment as set forth in Section A.7.  The “Conversion Price” per share for shares of Series A-3 Preferred Stock shall be the Series A-3 Original Issue Price, and such Conversion Price shall not be subject to adjustment as set forth in Section A.7.  Any election by a holder of Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date (as defined below) and through and including the day which is five (5) days prior to the Series D/D-1 Redemption Date, C/B Redemption Date or Series A Redemption Date, as applicable, or the closing of any transaction contemplated by Section A.4(e).

(ii)                                  Upon the written election of a Preferred Majority and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate.  Any election by a Preferred Majority pursuant to this Section A.6(a)(ii) shall be made by written notice to the Corporation and the other holders of Preferred Stock, and such notice may be given at any time after the Filing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.4(f).  Upon such election, all holders of the Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(ii) and such election shall bind all holders of Preferred Stock.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the Conversion Rate as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than five dollars ($5.00) (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like), (ii) with respect to which the Corporation receives aggregate gross proceeds attributable to sales for the account of the Corporation (before deduction of underwriting discounts and commissions) of not less than forty million dollars

($40,000,000.00), and (iii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Global or Global Select Markets (a “QPO”).  If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c)                                  Procedure for Conversion.

(i)                                     Voluntary Conversion.  Upon election to convert pursuant to Section A.6(a)(i) or (ii), the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock.  Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall (i) issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of full shares of Common Stock to which such holder shall be entitled upon conversion and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section A.6(f) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.  The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)                                  Automatic Conversion.  As of the closing of a QPO (the “Automatic Conversion Date”), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation.  On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of full shares of Common Stock into which such shares of Preferred Stock have been converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  Upon surrender of such certificates or affidavit of loss, the Corporation shall (i) issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of full shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date and (ii) pay cash as provided in Section A.6(f) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

(d)                                 Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e)                                  No Closing of Transfer Books.  The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

(f)                                   Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

7.                                      Adjustments.

(a)                                 Adjustments to the Conversion Price.  Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue or sell, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the applicable Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the applicable Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (ii) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).  For the avoidance of doubt, the applicable Conversion Price for the Series A-3 Preferred Stock shall not be subject to adjustment as set forth in Section A.7 except as set forth in Section A.7(iv) and Section A.7(v).

For purposes of this Section A.7(a), the following shall also be applicable:

(i)                                     Issuance of Rights or Options.  If the Corporation shall, at any time or from time to time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued.  Except as otherwise provided in Section A.7(a)(iii), no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Corporation shall, at any time or from time to time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, Series B Preferred Stock or the Series A Preferred Stock, as applicable, then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the applicable Conversion Price shall be made by reason of such issuance or sale.

(iii)                               Change in Option Price or Conversion Rate.  If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Options referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, in effect at the time of such event shall be adjusted to the applicable Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Options or any such right to convert or exchange such Convertible Securities, the applicable Conversion Price then in effect hereunder shall be increased to the applicable Conversion Price that would have been in effect at the time of such termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Options or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)                              Stock Dividends.  If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-3 Preferred Stock, Series A-2 Preferred Stock and Series A-1 Preferred Stock, as applicable, will be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the applicable Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the applicable Conversion Price shall be appropriately readjusted to the applicable Conversion Price in effect had such dividend not been declared.

(v)                                 Other Dividends and Distributions.  If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)                              Consideration for Stock.  If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Preferred Majority.  In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Preferred Majority.  In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Preferred Majority.  Anything herein to the contrary notwithstanding, if in any case described in this Section A.7(a)(vi) the Corporation and the holders of a Preferred Majority are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(vii)                           Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)                        Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(ix)                              Other Issuances or Sales.  In calculating any adjustment to the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, pursuant to this Section A.7(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the applicable Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.

(x)                                 Common Stock Deemed Outstanding.  For purposes of this Section A.7, the term “Common Stock Deemed Outstanding” shall mean, at any time, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date (including for this purpose all shares of Common Stock issuable upon exercise or conversion of (x) any Options or Convertible Securities outstanding immediately prior to the Filing Date and (y) the Preferred Stock), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date, the issuance or sale of which resulted in an adjustment to the applicable Conversion Price for the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, the Series B Preferred Stock or the Series A Preferred Stock, as applicable, pursuant to Section A.7(a), plus (C) the number of shares of Common Stock deemed issued or sold pursuant to Section A.7(a)(ix) above.

(b)                                 Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the applicable Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Preferred Stock; (ii) shares of Common Stock or options issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to equity incentive plans or agreements approved by the Board; (iii) shares issued in connection with equipment lease financings, bank credit arrangements, real estate leases or similar transactions approved by the Board; (iv) shares issued as a dividend or distribution on the Preferred Stock; (v) shares issued in connection with a partnering transaction or a bona fide acquisition of a business or any assets or properties or technology of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, pursuant to agreements approved by the Board; (vi) shares issued in a firm-commitment underwritten public offering in which all outstanding shares of Preferred Stock are converted into Common Stock or upon exercise of warrants or rights granted to underwriters in connection with such an offering; (vii) shares issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Filing Date including, without limitation, warrants, in each case provided such issuance is pursuant to the terms of such convertible, exchangeable or exercisable securities as of the Filing Date; and (viii) shares for which adjustment of the applicable Conversion Price is made pursuant to Sections A.7(c) or (d) (“Excluded Shares”).

(c)                                  Subdivision or Combination of Common Stock.  In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.  In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iv) by reason thereof.

(d)                                 Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(e)                                  Mergers, Asset Sales and Change of Control Transactions.  Upon the election of a Preferred Majority made in connection with any merger or consolidation of the Corporation with or into another corporation, any sale of all or substantially all of the assets of the Corporation to another corporation or any Change of Control Transaction each share of Preferred Stock shall remain outstanding and shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of securities or other property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock would have been entitled upon such merger, consolidation, asset sale or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section A.7 set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.  Any election by a Preferred Majority pursuant to this Section A.7(e) shall be made by written notice to the Corporation and the other holders of Preferred Stock at least five (5) days prior to the closing of the relevant transaction.  Upon the election of such Preferred Majority hereunder, all holders of Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation, asset sale or Change of Control Transaction as provided in this Section A.7(e) and such election shall bind all holders of Preferred Stock.  Notwithstanding anything to the contrary contained herein, the holders of shares of Preferred Stock or a Preferred Majority, as applicable, shall have the right to elect to give effect to the conversion rights contained in Section A.6 or the rights contained in Section A.4(f), if applicable, instead of giving effect to the provisions contained in this Section A.7(e) with respect to the shares of Preferred Stock held by such holders.

8.                                      Covenants.

(a)                                 The Corporation shall not (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Series D-1 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock and having obtained the affirmative vote or written consent of a Preferred Majority, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(i)                                     amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue) or the bylaws of the Corporation as in effect on the Filing Date;

(ii)                                  reclassify any capital stock in a manner that adversely affects the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series D-1 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock;

(iii)                               authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, or permit any subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such Subsidiary, to any person or entity other than the Company;

(iv)                              declare or pay any dividends other than dividends on the Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (ii) the repurchase of Excluded Shares described in Section A.7(b)(ii) above, or (iii) dividends or distributions payable on Common Stock solely;

(v)                                 effect any Liquidation Event, or any other event described in Section A.4(f) hereof;

(vi)                              increase the size of the Board of Directors above nine;

(vii)                           authorize or permit any grant of an exclusive license to a third party to use any material intellectual property of the Company, including but not limited to any patented, copyrighted, or trademarked material owned by the Company;

(viii)                        effect the sale, transfer or license of any assets of the Corporation or any subsidiary, in a single transaction or a series of related transactions, having an aggregate fair market value greater than twenty percent (20%) of the fair market value of the Company’s consolidated assets, to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation; or

(ix)                              enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Preferred Majority.

(b)                                 Provided further, the Corporation shall not, by amendment, alteration or repeal of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(e) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock.  Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Preferred Stock.

9.                                      Notice; Adjustments; Waivers.

(a)                                 Liquidation Events, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(f) hereof, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.  Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock, as applicable, would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b)                                 Adjustments; Calculations.  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock, as applicable, a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the applicable Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock, as applicable.  All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c)                                  Waiver of Notice.  The holder or holders of a Preferred Majority may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d)                                 Other Waivers.  The holder or holders of a Preferred Majority may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Preferred Stock and their respective transferees.

10.                               No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11.                               Contractual Rights of Holders.  The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

12.                               Series A-1 Protective Provisions.  So long as any shares of Series A-1 Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series A-1 Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series A-1 Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series A-1 Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series A-1 Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series A-1 Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock.

13.                               Series A-2 Protective Provisions.  So long as any shares of Series A-2 Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series A-2 Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series A-2 Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series A-2 Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series A-2 Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series A-2 Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock.

14.                               Series A-3 Protective Provisions.  So long as any shares of Series A-3 Preferred Stock remain outstanding the Corporation shall not (by amendment, merger,

consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series A-3 Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series A-3 Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series A-3 Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series A-3 Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series A-3 Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series A-3 Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series A-3 Preferred Stock.

15.                               Series B Protective Provisions.  So long as any shares of Series B Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series B Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series B Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series B Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series B Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series B Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series B Preferred Stock.

16.                               Series C Protective Provisions.  So long as any shares of Series C Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series C Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series C Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series C Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series C Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series C Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series C Preferred Stock.

17.                               Series C-1 Protective Provisions. So long as any shares of Series C-1 Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series C-1 Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series C-1 Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series C-1 Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series C-1 Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series C-1 Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series C-1 Preferred Stock.

18.                               Series D Protective Provisions. So long as any shares of Series D Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the holders of a majority of the then outstanding shares of Series D Preferred Stock, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series D Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series D Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series D Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series D Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series D Preferred Stock.

19.                               Series D-1 Protective Provisions. So long as any shares of Series D-1 Preferred Stock remain outstanding the Corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval by written consent, as provided by law, of the Requisite D-1 Holders, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)                                 amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation so as to adversely alter or change the powers, preferences or special rights of the shares of Series D-1 Preferred Stock in a manner disproportionate to the alteration or change to the powers, preferences and special rights of the other series of Preferred Stock outstanding, it being understood that the creation of another series of Preferred Stock with rights senior to those of the Series D-1 Preferred Stock as to dividends, liquidation and redemption shall not constitute an amendment that adversely alters or changes the powers, preferences or special rights of the shares of Series D-1 Preferred Stock;

(b)                                 increase or decrease the total number of authorized shares of Series D-1 Preferred Stock;

(c)                                  waive any adjustment to the Conversion Price of the Series D-1 Preferred Stock pursuant to Section 7; or

(d)                                 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the holders of Series D-1 Preferred Stock.

B.                                    COMMON STOCK

1.                                      Voting.

(a)                                 Election of Directors.  The holders of Common Stock voting together with the holders of outstanding Voting Preferred Stock as a single class on an as-converted to Common Stock basis shall be entitled to elect all of the Directors of the Corporation other than those elected by (i) the holders of Series A Preferred Stock and Series B Preferred Stock pursuant to Section A.2(a)(i) above, (ii) the holders of Series C Preferred Stock pursuant to Section A.2(a)(ii) above, and (iii) the holders of Voting Preferred Stock pursuant to Section A.2(a)(iii) above.  Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect.  The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended Restated Certificate of Incorporation and applicable law.

(b)                                 Voting Generally.  Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.  Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Voting Preferred Stock voting together as a single class on an as-converted to Common Stock basis.

2.                                      Dividends.  Subject to the payment in full of all preferential dividends, if any, to which the holders of the Series D-1 Preferred Stock, Series D Preferred Stock, Series C/C-1 Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

3.                                      Liquidation.  Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.                                      Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2.                                      Except as provided in Section A.8(a), the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, investment adviser or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.